Exhibit 10.1

AMENDED EMPLOYMENT AGREEMENT

THIS AMENDED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of April 10, 2018, by and between Catasys, Inc., a Delaware corporation (“Employer”), and Richard A. Anderson, an individual (“Employee”).

RECITALS

A.        WHEREAS, Employer and Employee previously made and entered into an Employment Agreement with a commencement date of April 19, 2005 (“the Employment Agreement”).

B.        WHEREAS, Section 8.13 of the Employment Agreement provides that it may be amended, modified or supplemented by a writing executed by each of the parties.

C.        WHEREAS, Employer and Employee entered into an Amendment to Employment Agreement on or about July 16, 2008 and on December 30, 2008.

D.        WHEREAS, Employer and Employee desire to enter into a further amended Employment Agreement.

E.         WHEREAS, Employee acknowledges that this Agreement is necessary for the protection of Employer’s investment in its business, good will, products, methods of operation, information, and relationships with its customers and other employees.

F.          WHEREAS, Employer acknowledges that Employee desires definition of his compensation, including salary, bonus and equity incentives, and other terms of his employment.

NOW, THEREFORE, in consideration thereof and of the covenants and conditions contained herein, the parties agree as follows:

AGREEMENT

1.          TERM OF AGREEMENT

1.1     Initial Term. The initial term of this Agreement shall begin on the date first set forth above, (“Commencement Date”) and shall continue until the earlier of: (a) the date on which it is terminated pursuant to Section 5; or (b) five (5) years following the Commencement Date (“Initial Term”). At the conclusion of the Initial Term, and each successive term thereafter, the Agreement shall be automatically renewed for an additional three-year term, unless either party gives written notice of its intention to terminate the Agreement at least nine (9) months prior to the automatic renewal date.

2.          EMPLOYMENT

2.1     Employment of Employee. Employer agrees to continue to employ Employee to render services on the terms set forth herein. Employee hereby accepts such continued employment on the terms and conditions of this Agreement.

2.2     Position and Duties. Employee shall serve as Employer’s President & Chief Operating Officer, reporting directly to Employer’s Chief Executive Officer (“CEO”), and shall have the general powers, duties and responsibilities customarily vested in that office in a corporation and such other additional powers and duties as may be prescribed from time to time by the CEO and Employer’s Board of Directors (“Board”).

2.3     Relocation or Change of Duties. Employer shall not, without Employee’s prior written consent, require Employee to permanently relocate outside of Los Angeles, California. If Employer relocates its principle executive office more than thirty (30) miles from its existing location (unless closer to Employee’s residence), and Employee elects not to relocate, such action shall be considered a resignation with Good Reason under Section 5.4. If Employer requests and Employee agrees to relocate. Employer will pay for reasonable and standard relocation costs of Employee and Employee’s family, including, but not limited to, reasonable closing-related costs incurred by Employee on the sale of Employee’s house and purchase of a new house, temporary housing, travel and moving expenses.

3.          COMPENSATION

3.1     Compensation. During the term of this Agreement, Employer shall pay the amounts and provide the benefits described in this Section 3, and Employee agrees to accept such amounts and benefits in full payment for Employee’s services under this Agreement.

3.2     Base Salary. Employer shall pay to Employee a base annual salary of $408,750.83.00 annually, payable in accordance with Employer’s standard payroll practices, less applicable withholding. At Employer’s sole discretion. Employee’s base salary may be increased, but not decreased. Notwithstanding the foregoing, beginning on January 1, 2018 and annually thereafter, Employee’s annual salary then in effect shall be increased by at least the Consumer Price Index for Los Angeles, CA (or a reasonable proxy thereof).

3.3     Bonus Plan. The Board or its Compensation Committee has the authority, in its sole discretion, to approve a bonus plan for Employee for each calendar year providing bonus compensation with a target to be set up to fifty percent (50%) of the Employee’s base salary, based on individual goals and Employer performance criteria and such other terms and conditions as may be established by the Board or its Compensation Committee. Any such bonus earned for a calender year shall be paid in the following calendar year.

3.4     Equity Incentive Plan.

(a)     Employee shall be entitled to participate in any stock option, stock bonus, phantom stock right, equity pool, or other such plans or arrangements, which may exist during the term of his employment, provided that Employee’s entitlement is not inconsistent with the terms of any such arrangement or plan.

(b)     Upon the approval of the Board or its Compensation Committee, Employee shall be granted options to purchase one million forty thousand (1,040,000) shares of Employer’s common stock under the provisions of Employer’s 2017 Stock Incentive Plan (the “2017 Plan”) at an exercise price of $7.50 per share, which is expected to be not less than the fair market value of such common stock on the date of grant. Such options shall be divided into five (5) equal tranches, each of which shall vest only upon the satisfaction of performance targets established by the Board and certified as having been met by its Compensation Committee (and where applicable, its Audit Committee) for fiscal years 2018 through 2022, respectively. The performance target for vesting of the fiscal year 2018 tranche of options will be Employer generated billings of $20 million, as determined and confirmed by the Audit Committee of the Board. The options shall be subject to such other terms and conditions as may be set forth in the grant agreement for the stock options and the 2017 Plan, as determined bythe Board and/or its Compensation Committee.

(c)     Employee’s previous grant of options under Employer’s 2003 Stock Incentive Plan (the “2003 Plan”) shall continue to be outstanding and vest in accordance with the terms of such grants. For the avoidance of doubt. Employee’s Service (as defined in the 2003 Plan) will continue uninterrupted for so long as Employee is a director and/or an employee, or either of the foregoing.

(d)     Except as otherwise set forth in the respective stock option grant agreements, vesting of options will cease upon the termination of Employee’s employment with Employer.

3.5     Fringe Benefits.

(a)     Employer shall provide to Employee, at Employer’s cost, all perquisites to which other senior executives of Employer are generally entitled and such other perquisites which are suitable to the character of Employee’s position with Employer and adequate for the performance of his duties hereunder in accordance with Employer’s policy.

(b)     Upon satisfaction of the applicable eligibility requirements. Employee shall be provided with group medical and dental insurance through Employer’s plans, as well as any fringe benefit plan(s) as Employer may offer from time to time to its personnel. Employee’s spouse and any dependent children of Employee shall be covered under Employer’s health care and dental plans at Employer’s cost, provided that Employer’s contribution to the cost of such plans on behalf of Employee and Employee’s spouse and dependent children shall be reduced to the extent, if any, that may be necessary for Employer to avoid penalties under the Patient Protection and Affordable Care Act (and any similar laws) relating to the provision of such coverage on discriminatory terms. Employer will maintain term life insurance for the benefit of Employee in the amount of 1 1/2 times Employee’s annual base salary. In addition, Employee will be provided with accidental death and disability and long-term disability insurance. Employee is also eligible to participate in any Employer 401K plan or other similar retirement program that Employer may maintain from time to time for its employees generally.

(c)     To the extent legally permissible, Employer shall not treat such amounts as income to Employee.

3.6     Vacation Time/Paid Time Off . Employee qualifies for a Flexible Vacation Benefit (FVB) pursuant to the Company’s vacation policy. Accordingly, Employee shall be provided with paid time off consistent with that policy for exempt employees. Notwithstanding the foregoing, Employee shall accrue four (4) weeks of paid time off annually. Employee shall record all time off taken in the appropriate Company systems. Any accrued and unused paid time off shall be paid to Employee at the time his employment terminates.

3.7     Deduction from Compensation. Employer shall deduct and withhold from all compensation payable to Employee all amounts required to be deducted or withheld pursuant to any present or future law, ordinance, regulation, order, writ, judgment, or decree requiring such deduction and withholding.

4.          REIMBURSEMENT OF EXPENSES

4.1     Travel and Other Expenses. Employer shall pay to or reimburse Employee for reasonable and necessary business, travel, promotional, professional continuing education and licensing costs (to the extent required), professional society membership fees, seminars and similar expenditures incurred by Employee for which Employee submits appropriate receipts in accordance with Employer’s applicable business expense reimbursement policies in a timely manner.

4.2     Liability Insurance. Employer shall provide Employee with officers and directors’ insurance and other liability insurance, consistent with usual and reasonable business practices to cover Employee against all insurable events related to his employment with Employer.

4.3     Indemnification. Promptly upon written request from Employee, Employer shall indemnify, defend and hold harmless Employee, to the fullest extent permitted under applicable law, for all defense costs, judgements, fines, settlements, losses, costs or expenses (including attorney’s fees, including fees representing Employee, and any reasonable and necessary costs related thereto), arising out of or related to or in connection with Employee’s activities as an agent, employee, consultant, officer or director of Employer, or in any other capacity on behalf of or at the request of Employer. Employee shall have the right to approve of counsel selected to represent him (such approval not to be unreasonably withheld), and in the event a conflict of interest arises at any time as determined by Employer. Employer shall provide Employee with separate and independent counsel at Employer’s cost and expense consistent with applicable law. Notwithstanding the foregoing. Employer may not enter into any settlement, of any kind, of any claim, which requires Employee to admit liability or responsibility or to have any order or judgment entered against Employee without Employee’s advance written consent

5.          TERMINATION

5.1     Termination With Good Cause: Resignation Without Good Reason. Employer may terminate Employee’s employment at any time, with or without notice or Good Cause (as defined below). If Employer terminates Employee’s employment with Good Cause, or if Employee resigns without Good Reason (as defined below), Employer shall pay Employee his salary prorated through the date of termination, at the rate in effect at the time notice of termination is given, together with any benefits accrued through the date of termination including any unreimbursed business expenses in accordance with Employer’s applicable business expense reimbursement policies. Employer shall have no further obligations to Employee under this Agreement or any other agreement.

5.2     Termination Without Good Cause: Resignation with Good Reason. Employer shall have the right to terminate Employee’s employment under this Agreement without Good Cause at any time. Employee shall have the right to terminate his employment with notice and Good Reason. If Employer terminates Employee’s employment without Good Cause, or Employee resigns for Good Reason:

(a)     Employer shall pay Employee his salary prorated through the date of termination, at the rate in effect at the time notice of termination is given, together with any benefits accrued through the date of termination, including any unreimbursed business expenses in accordance with Employer’s applicable business expense reimbursement policies;

(b)     Employer shall pay Employee in a lump sum an amount equal to one (1) year’s salary (at the rate in effect at the time of termination), plus a bonus equal to 50% of that year’s base salary, which payment shall be made within ten (10) business days following the date on which the Release (defined below) has been executed, delivered and becomes irrevocable, subject to Section 8.16(b)(v) below;

(c)     Should Employee elect continuation of his group medical and dental insurance coverage pursuant to COBRA for himself and for his spouse and dependent children, then Employer will pay its portion of the premium costs associated with such election for a period of one (1) year after the election of COBRA, provided that coverage will terminate sooner if Employee becomes eligible for coverage under another employer’s plan.

(d)     If Employee is terminated without Good Cause or resigns for Good Reason, Employee shall vest in forty percent (40%) of any options that would have vested had Employee been employed for the entire fiscal year, without having to achieve any applicable Performance Targets during the fiscal year in which such involuntary termination or resignation occurred. Additionally, should Employer achieve the applicable Performance Targets during the fiscal year in which such involuntary termination without Good Cause or resignation for Good Reason occurs, pursuant to the applicable Option Grant Notice, Employee shall continue to vest in the remaining sixty percent (60%) of the options that would have vested had Employee been employed for that entire fiscal year.

To be eligible for the compensation and equity provided for in Section 5.2(b), (c) and (d) above. Employee must execute and not revoke a full and complete mutual release of any and all claims in the standard form then used by Employer (“Release”) within the time frame specified in Section 8.16(b)(v) below. Employer shall have no further obligations to Employee under this Agreement or any other agreement.

5.3     Good Cause. For purposes of this Agreement, a termination shall be for “Good Cause” if Employee shall:

(a)     Commit an act of fraud, moral turpitude or embezzlement in connection with the performance of his duties;

(b)     Violate a material provision of Employer’s written Codes of Ethics as adopted by the Board, or any applicable state or federal law or regulation;

(c)     Violate a material provision of the Employee Innovation, Proprietary Information and Confidentiality Agreement and related provisions contained in this Agreement.

(d)     Fail or refuse to comply with a relevant and material obligations assumable and chargeable to an executive of his corporate rank and responsibilities under the Sarbanes-Oxley Act and the regulations of the Securities and Exchange Commission promulgated thereunder, or

(e)     Be convicted of, or enter a plea of guilty or no contest to, a felony under state or federal law (other than a traffic violation), or a misdemeanor offense involving dishonesty or moral turpitude.

5.4     Good Reason. For purposes of this Agreement, a resignation shall be with “Good Reason” following:

(a)     Assignment to Employee of duties materially inconsistent with Employee’s status as President and Chief Operating Officer of Employer, removal of Employee as President and Chief Operating Officer of Employer, a requirement that Employee report to anyone other than the CEO as set forth in Section 2.2, or a substantial reduction in the nature or status of Employee’s responsibilities or Employee’s titles. For the avoidance of doubt, the CEO’s decision, in his discretion, to change the reporting relationship of the Chief Financial Officer (CFO) from Employee to the CEO shall not constitute “Good Reason” within the meaning of this subparagraph. Similarly, the CEO’s decision, in his discretion, to establish the reporting relationship of a Chief Technology Officer (CTO) to the CEO shall not constitute “Good Reason” within the meaning of this subparagraph;

(b)     Relocation of Employer’s principle executive offices more than 30 miles (unless closer to Employee’s residence) without Employee’s consent, except for reasonably required travel on Employer’s business;

(c)     Employer’s failure to cause any acquiring or successor entity following a Change in Control to assume Employer’s obligations under this Agreement, unless such assumption occurs by operation of law; or

(d)     Material breach of any provision of this Agreement by Employer, or failure to timely pay to Employee any amount due under Section 3 which continues after written notice and reasonable opportunity to cure (not to exceed 10 days after the date of notice).

5.5     Effects of Change in Control. If Employee is terminated without Good Cause or resigns for Good Reason during the first twelve (12) months following a Change in Control (as defined below), Employee shall be entitled to receive a lump sum in an amount equal to (i) one and one-half years of salary (at the rate in effect at the time of termination); and (ii) a bonus equal to one and one-half times the Employee’s targeted bonus for that year, which lump sum payment shall be made within ten (10) business days following the date on which the Release has been executed, delivered and becomes irrevocable, such to Section 8.16(b)(v) below. Should Employee elect continuation of his group medical insurance coverage and dental insurance coverage for Employer and his spouse and dependent children, pursuant to COBRA, then Employer will pay its portion of the premium costs associated with such election for a period of up to eighteen (18) months after Employee’s election of COBRA, provided that such medical and dental coverage will terminate sooner if Employee becomes eligible for coverage under another employer’s plan. To be eligible for the compensation provided for in this Section 5.5, Employee must execute and not revoke a Release within the time frame specified in Section 8.16.(b)(v). Employer shall have no further obligations to Employee under this Agreement.

5.6     Change in Control. For purposes of this Agreement, a “Change in Control” shall be defined as the occurrence of any of the following events:

(a)      Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Employer representing 50% or more of the total voting power represented by Employer’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Employer or its Affiliates or any employee benefit plan of Employer) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or

(b)      Merger/Sale of Assets. (A) A merger or consolidation of Employer whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of Employer or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by Employer of all or substantially all of Employer’s assets in a transaction requiring stockholder approval.

(c)      “Change of Control” shall be interpreted, if applicable, in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences under Section 409A.

5.7     No Change in Control. Notwithstanding the provisions of Section 5.6, the following shall not constitute a Change in Control:

(a)     If the sole purpose of the transaction is to change the state of the Employer’s incorporation or to create or eliminate a holding company that will be owned in substantially the same proportions by the same beneficial owners as before the transaction;

(b)     If Employer’s stockholders of record as constituted immediately prior to the transaction will, immediately after the transaction (by virtue of securities issued as a consideration for Employer’s capital stock or assets or otherwise), hold more than 50% of the combined voting power of the surviving or acquiring entity’s outstanding securities;

(c)     An underwritten public offering of Employer’s common stock, if Employer’s stockholders of record as constituted immediately prior to the offering will, immediately after the offering, continue to hold more than 50% of the combined voting power of Employer’s outstanding securities;

(d)     The private placement of preferred or common stock, or the issuance of debt instruments convertible into preferred or common stock, for fair market value as determined by the Board, provided the acquiring person does not as a result of the transaction own more than 50% of the outstanding capital stock of Employer, have the right to vote more than 50% of the outstanding voting stock of Employer, or have the right to elect a majority of the Board; or

(e)     If Employee is a member of a group that acquires control of Employer in an event that would otherwise be a Change in Control, such event shall not be deemed a Change in Control and Employee shall have no right to benefits hereunder as a result of such event; provided, however, that Employee shall not be deemed a member of any acquiring group solely by virtue of his continued employment or ownership of stock or stock options following a Change in Control.

5.8     Death or Disability. To the extent consistent with federal and state law. Employee’s employment, salary shall terminate on his death or Disability. “Disability” means any health condition, physical or mental, or other cause beyond Employee’s control, that prevents him from performing his duties, even after reasonable accommodation is made by Employer, for a period of 180 consecutive days within any 360 day period. In the event of termination due to death or Disability, Employer shall pay Employee (or his legal representative) his salary prorated through the date of termination, at the rate in effect at the time of termination and should Employee (or Employee’s spouse and dependent children, if eligible) elect continuation of the currently applicable group medical and dental insurance coverage pursuant to COBRA, then Employer will continue to pay its portion of the premium costs associated with such election for a period of one (1) year after the election of COBRA. Employer shall have no further obligations to Employee (or his legal representative) under this Agreement, except for those created under any stock option agreements executed prior to the effective date of termination, and any other vested rights under the employee benefit plans and programs and the right to receive reimbursement for business expenses (as defined in Section 4).

5.9     Return of Employer Property. Within fifteen (15) calendar days after the Termination Date, Employee shall return to Employer all products, books, records, forms, specifications, formulae, data processes, designs, papers and writings relating to the business of Employer including without limitation, proprietary or licensed computer programs, customer lists and customer data, and/or copies or duplicates thereof in Employee’s possession or under Employee’s control. Employee shall not retain any copies or duplicates of such property and all licenses granted to him by Employer to use computer programs or software shall be revoked on the Termination Date.

6.          DUTY OF LOYALTY

6.1     During the term of this Agreement, Employee shall not, without the prior written consent of Employer, engage in any activity directly competitive with the business or welfare of Employer, whether alone, as a partner, or as an officer, director, employee, consultant, or holder of more than 1 % of the capital stock of any other corporation. Otherwise, Employee may make personal investments in any other business.

6.2     Subpoenas; Cooperation in Defense of Employer. If Employee, during the term of this Agreement or thereafter, is served with any subpoena or other compulsory judicial or administrative process calling for production of Employer’s confidential information or if Employee is otherwise required by law or regulations to disclose confidential information (as discussed in Section 7 below). Employee will promptly, before making any such production or disclosure, notify Employer’s counsel and provide such information as Employer may reasonably request to take such action as Employer deems necessary to protect its interests. Employee agrees to cooperate reasonably with Employer, whether during the term of this Agreement or thereafter, in the prosecution or defense of all threatened claims or actual litigation in which Employer is or may become a party, whether now, pending or hereafter brought, in which Employer determines Employee has knowledge of relevant facts or issues. Employee shall be reimbursed all of his reasonable expenses incurred in connection with the foregoing as approved by the Board.

6.3     Non Disparagement. Employee shall not, directly or indirectly, either for the benefit of Employee or any other person, during the term of this Agreement or thereafter, make any disparaging remarks regarding Employer or its business, customers, products or services that are reasonably likely to cause material injury to the relationship between Employer or its affiliates and any existing or prospective client, lessor, lessee, contractual counterpart, vendor, supplier, customer, distributor, employee, consultant, regulator or other business associate of Employer or its affiliates. Similarly, the Company’s Chief Executive Officer and Chief Financial Officer shall not, directly or indirectly, either for the benefit of the Company or any other person, during the term of this Agreement or thereafter, make any disparaging remarks regarding Employee that are reasonably likely to cause material injury to Employee.

7.          CONFIDENTIAL INFORMATION

7.1     Trade Secrets and Confidential Information of Employer. Employee, during the term of this Agreement, will develop, have access to and become acquainted with various trade secrets and confidential information which are owned by Employer and/or its affiliates and which are regularly used in the operation of the businesses of such entities. Employee shall not disclose such trade secrets or confidential information, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment by Employer; provided that the foregoing provisions shall not apply to information that is or becomes public at any time due to no fault of Employee, or which Employee is required to disclose in direct response to a judicial or regulatory order or process. All files, contracts, manuals, reports, letters, forms, documents, notes, notebooks, lists, records, documents, customer lists, vendor lists, purchase information, designs, computer programs and similar items and information, relating to the businesses of such entities, whether prepared by Employee or otherwise and whether now existing or prepared at a future time, coming into his possession shall remain the exclusive property of such entities.

7.2     Confidential Data of Customers of Employer. Employee, in the course of his duties, will have access to and become acquainted with financial, accounting, statistical and personal data of customers of Employer and of their affiliates. All such data is confidential and shall not be disclosed, directly or indirectly, or used by Employee in any way, either during the term of this Agreement (except as required in the course of employment by Employer) or at any time thereafter; provided that the foregoing provisions shall not apply to information that is or becomes public at any time due to no fault of Employee, or which Employee is required to disclose in direct response to a judicial or regulatory order or process.

7.3     Intellectual Properties. Employee has signed (or will sign, if such has not occurred) Employer’s Employee Innovation, Proprietary Information and Confidentiality Agreement (“Confidentiality Agreement”) prior to or on the Commencement Date of this Agreement. To the extent that this Agreement provides greater protections to Employer than the Confidentiality Agreement, the terms of this Agreement shall govern.

7.4     Solicitation of Employees, Consultants and Other Parties. Employee agrees that, during the term of this Agreement, and for a period of eighteen (18) months immediately following the termination of his employment with Employer for any reason, whether with or without cause, Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of Employer’s employees or consultants to terminate their relationship with Employer, either for himself or for any other person or entity. Further, following termination of his employment with Employer for any reason, with or without cause, Employee shall not utilize any company information protected under the Confidentiality Agreement to solicit any client or customer of Employer known to him with respect to any business, products or services that are competitive to the products or services offered by Employer, or under development as of the date of the termination of Employee’s employment with Employer for any reason.

7.5     Injunctive Relief. Employee acknowledges that the services to be rendered under this Agreement and the items described in this Section 7 are of a special, unique and extraordinary character, that it would be difficult or impossible to replace such services or to compensate Employer in money damages for a breach of this Agreement. Accordingly, Employee agrees and consents that if he violates any of the provisions of this Agreement, Employer, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to seek temporary and permanent injunctive relief, consistent with Section 8.12 below.

7.6     Continuing Effect. The provisions of this Section 7 shall remain in effect after the Termination Date.

8.          OTHER PROVISIONS

8.1     Cure Period. In the event that Employee or Employer breaches this Agreement, the breaching party shall have thirty (30) days within which to cure such breach, after receiving written notice from the other party specifying in reasonable detail the basis for the claimed breach (“Cure Period”). No breach of the Agreement shall be actionable if the breaching party is able to cure the breach within the Cure Period.

8.2     Compliance With Other Agreements. Employee represents and warrants to Employer that, to his knowledge and belief, the execution, delivery and performance of this Agreement will not conflict with or result in the violation or breach of any term or provision of any order, judgment, injunction, contract, agreement, commitment or other arrangement to which Employee is a party or by which he is bound

8.3     Counsel. The parties acknowledge and represent that, prior to the execution of this Agreement, they have had an opportunity to consult with their respective counsel concerning the terms and conditions set forth herein. Additionally, Employee represents that he has had an opportunity to receive independent legal advice concerning the taxability of any consideration received under this Agreement. Employee has not relied upon any advice from Employer and/or its attorneys with respect to the taxability of any consideration received under this Agreement. Employee further acknowledges that Employer has not made any representations to him with respect to tax issues.

8.4     Legal Expenses. Within thirty (30) days after the receipt by Employer of detailed receipts from Employee, Employee shall be entitled to reimbursement of the reasonable attorneys’ fees incurred by him to negotiate this Agreement up to a maximum of Ten Thousand Dollars ($10,000).

8.5     Nondelegable Duties. This is a contract for Employee’s personal services. The duties of Employee under this Agreement are personal and may not be delegated or transferred in any manner whatsoever, and shall not be subject to involuntary alienation, assignment or transfer by Employee during his life.

8.6     Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws, without regard to the laws as to choice or conflict of laws, of the State of California, except where Federal law is indicated.

8.7     Venue. If any dispute arises regarding the application, interpretation or enforcement of any provision of this Agreement, including fraud in the inducement, such dispute shall be resolved either in federal or state court in Los Angeles, California.

8.8     Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in al! respects as if any invalid or unenforceable provision were omitted or limited to the minimum extent necessary for this Agreement otherwise to remain enforceable in full force and effect.

8.9     Binding Effect. The provisions of this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

8.10   Construction. Employee has participated in the negotiation of the terms of this Agreement and has had sufficient time and opportunity to review this Agreement, and to consult with his own counsel for purposes of reviewing, revising and evaluating this Agreement, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

8.11     Notice. Any notices or communications required or permitted by this Agreement shall be deemed sufficiently given if in writing and when delivered personally or two business days after deposit with the United States Postal Service as registered or certified mail, postage prepaid and addressed as follows:

(a)     If to Employer, to the principal office of Employer in the State of California, sent both to “Attention: Terren S. Peizer” and also to “Attention: Christopher Shirley”; or

(b)     If to Employee, to the most recent address for Employee appearing in Employer’s records.

8.12     Arbitration. Employee and Employer agree that, to the fullest extent permitted by law, Employee and Employer will submit all disputes arising under this Agreement or arising out of or related to Employee’s employment with or separation from Employer, to final and binding arbitration in Los Angeles, California before one (1) arbitrator with employment law expertise associated with the American Arbitration Association, JAMS or other mutually agreeable alternative dispute resolution service. Included within this provision are any claims based on violation of local, state or federal law, such as claims for discrimination or civil rights violations under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code or similar statutes. If there is a dispute as to whether an issue or claim is arbitrable, the arbitrator will have the authority to resolve any such dispute, including claims as to fraud in the inducement or execution, or claims as to validity, construction, interpretation or enforceability, unless specifically provided otherwise in this Section.

There will be no right or authority for any dispute to be brought, heard or arbitrated as a class, collective, representative or private attorney general action, or as a member in any purported class, collective, representative or private attorney general proceeding (“Class Action Waiver”). Notwithstanding any other provisions of this Agreement or the applicable arbitration rules, disputes regarding the validity, enforceability or breach of the Class Action Waiver may be resolved only by a civil court of competent jurisdiction and not by an arbitrator. In any case in which (i) the dispute is filed as a class, collective, representative and/or private attorney general action and, (ii) a civil court of competent jurisdiction finds all or part of the Class Action Waiver unenforceable, the class, collective, representative and/or private attorney general action to that extent must be litigated in a civil court of competent jurisdiction, but the portion of the Class Action Waiver that is enforceable shall be enforced in arbitration. Employee will not be retaliated against, disciplined or threatened with discipline as a result of his exercising his rights under Section 7 of the National Labor Relations Act by the filing of or participation in a class, collective or representative action in any forum. However, Employer may lawfully seek enforcement of this Agreement and the Class Action Waiver under the Federal Arbitration Act and seek dismissal of such class, collective or representative actions or claims. The Class Action Waiver shall be severable in any case in which the dispute is filed as an individual action and severance is necessary to ensure that the individual action proceeds in arbitration.

Notice of the initiation of arbitration by Employee should be sent to the attention of the Director of Human Resources at Employer’s corporate headquarters (11150 Santa Monica Blvd., Suite 1500, Los Angeles, CA 90025), or if by Employer, to Employee’s last known address of record. All such claims must be officially initiated in arbitration by the date upon which such claims would have had to be initiated in a court of law pursuant ot the applicable statute of limitations. The arbitrator selected shall have the authority to grant Employee or Employer or both all remedies otherwise available by law. The arbitrator will be selected from a neutral panel pursuant to the National Rules for the Resolution of Employment Disputes of JAMS, the American Arbitration Association, or similar rules of any alternative dispute resolution service selected (the “Rules”). Employee and Employer shall have the same amount of time (and no more) to file any claim against the other Party as they would have if such a claim were to be filed in state or federal court. In conducting the arbitration, the arbitrator shall follow the rules of evidence of the State of California (including, but not limited to, all applicable privileges), and the award of the arbitrator must follow California and/or federal law, as applicable. The arbitration will be conducted in accordance with the Rules (or the rules of any other service selected). Notwithstanding anything to the contrary in the Rules, however, the arbitration shall provide (i) for written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute and (ii) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. The arbitrator’s award shall be enforceable in any court having jurisdiction thereof. The Parties shall each bear their own costs and attorneys’ fees incurred in conducting the arbitration. Employee will be required to pay an arbitration fee to initiate arbitration equal to what Employee would be charged as a first appearance fee in court. Employer shall advance the remaining fees and costs of the arbitrator. To the extent permissible under the law, however, and following the arbitrator’s ruling on the matter, the arbitrator may rule that the arbitrator’s fees and costs be distributed in an alternative manner. To the extent that applicable law provides that a prevailing party is entitled to recover attorneys’ fees and costs, the arbitrator shall apply the same standard with respect to the awarding of fees and costs as would be awarded if such claim had been asserted in state or federal court. This mutual arbitration agreement does not prohibit or limit either Employee’s or Employer’s right to seek equitable relief from a court, including, but not limited to, injunctive relief, a temporary restraining order, or other interim or conservatory relief, pending the resolution of a dispute by arbitration. The arbitrator shall have no authority to add to or to modify the terms described in this Section, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The provisions contained in this Section shall be construed as a series of separate provisions. In the event any paragraph, section, subsection, portion or provision of this arbitration agreement is held to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect to the maximum extent possible.

Regardless of any other terms of this Agreement, claims may be brought before, and remedies awarded by, an administrative agency if applicable law permits access to such an agency notwithstanding the existence of the agreement to arbitrate. Such administrative claims include, without limitation, claims or charges brought before the Equal Employment Opportunity Commission, the U.S. Department of Labor, the National Labor Relations Board or the Office of Federal Contract Compliance Programs. Nothing in this Agreement shall be deemed to preclude or excuse a Party from bringing an administrative claim before any agency in order to fulfill the Party’s obligation to exhaust administrative remedies before making a claim in arbitration.

8.13     Headings. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.14     Amendment and Waiver. This Agreement may be amended, modified or supplemented only by a writing executed by each of the parties. Either party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of the waiving party. No waiver by either party of a breach of any provision of this Agreement shall be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by the other party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

8.15     Entire Agreement. This Agreement, and the Confidentiality Agreement and Equity Incentive Plan referenced herein, are the only agreement and understanding between the parties pertaining to the subject matter of this Agreement, and supersedes all prior agreements, summaries of agreements, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties, whether verbal or written, between the parties pertaining to such subject matter.

8.16     Internal Revenue Code Section 409A Compliance.

(a)     This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code (“Code”), and, to the extent practicable, this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Terms used in this Agreement shall have the meanings given such terms under Section 409A of the Code if, and to the extent required, in order to comply with Section 409A of the Code.

(b)     The payment schedules provided hereunder are intended to be exempt from or to comply with the requirements of Section 409A of the Code and shall be interpreted consistently therewith:

(i)      any payments under Sections 5.2 and 5.5 shall be made or shall commence only after Employee has a “separation from service” with Employer, as defined under Section 409A of the Code and the guidance issued thereunder.

(ii)     notwithstanding anything to the contrary in this Agreement, to the extent required to avoid additional taxes and interest charged under Section 409A of the Code, if any of Employer’s stock is publicly traded and Employee is deemed to be a “specified employee” as determined by Employer for purposes of Section 409A(a)(2)(B) of the Code, Employee agrees that any non-qualified deferred compensation payments due to him under this agreement in connection with a termination of employment that would otherwise have been payable at any time during the six (6)-month period immediately following such termination of employment shall not be paid prior to, and shall instead be payable in a lump sum on the first day of the seventh (7th) month following Employee’s separation from service (or, if Employee dies during such period, within 30 days after Employee’s death).

(iii)    Each payment of termination benefits under Section 5 of this Agreement, including, without limitation, each installment payment, shall be considered a separate payment, as described in Treasury Regulations Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

(iv)     Neither Employer nor Employee shall have the right to accelerate or defer the delivery of any payment under this Agreement that constitutes “nonqualified deferred compensation” subject to Section 409A of the Code, except to the extent specifically permitted or required by Section 409A of the Code.

(v)     Whenever in this Agreement the provision of payments or benefits is conditioned on Employee’s execution and non-revocation of a release of claims, such release must be executed, and all revocation periods must have expired, within 60 days after the date of termination of Employee’s employment; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes “nonqualified deferred compensation” under Section 409A of the Code, and if such 60-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year. In other words, Employee is not permitted to influence the calendar year of payment based on the timing of his signing of the release.

(vi)     If Employee is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Employee’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Employee to reimbursement of expenses under Section 4 or any other Section of this Agreement shall be subject to liquidation or exchange for another benefit.

(vii)   Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Employer.

(viii)   Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” subject to Section 409A of the Code be subject to offset, counterclaim or recoupment by any other amount payable to Executive unless otherwise permitted by Section 409A of the Code.

(c)     Notwithstanding the foregoing, the tax treatment of the payments and benefits provided under this Agreement is not warranted or guaranteed. To the extent that this Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A of the Code neither Employer, nor the Board, nor any member of its Compensation Committee, nor any of their successors shall be liable to Employee or to any other person for any taxes, interest, penalties or other monetary amounts owed by Employee as a result of the application of Section 409A of the Code.

8.17     Change in Control Tax Provision. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by Employer to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payment to Employee, a calculation shall be made comparing (a) the net benefit to Employee of the Payment after payment of the Excise Tax, to (b) the net benefit to Employee if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (a) above is less than the amount calculated under (b) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax. The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to in clauses (a) and (b) of this Section 3.8 shall be made by an independent, nationally recognized accounting firm or compensation consulting firm selected by Employer (the “Determination Firm”), which shall provide detailed supporting calculations. Any determination by the Determination Firm shall be binding upon Employer and Employee. Any Payment reduction pursuant to this Section shall be implemented in the following order: (i) reduction of cash Payments, first reducing the last Payments scheduled to be made, (ii) cancellation of the vesting acceleration and/or award acceleration of equity awards that vest based on attainment of performance measures, taking the last ones scheduled to vest (absent the acceleration) first; (iii) cancellation of the vesting acceleration and/or award acceleration of equity awards that vest only based on Employee’s continued service with Employer, taking the last ones scheduled to vest (absent the acceleration) first; and (iv) other noncash forms of benefits. In the event there is a dispute among the parties regarding the extent to which Payments must be reduced pursuant to this Section, such dispute shall be settled in accordance with Section 8.10 herein; no such disputed Payment shall be made and any such disputed Payment shall be subject to substantial risk of forfeiture, until the dispute is settled.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYEE:

/s/ Richard Anderson
Richard A. Anderson

EMPLOYER: CATASYS, INC.

By	/s/ Terren Peizer
Terren S. Peizer Chief Executive Officer